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                                                                    EXHIBIT 99.1
NEW RELEASE





                 Immediate                          Richard E. Staedtler
                                                    Castle Energy Corporation
                                                    (610) 992-9900


         CASTLE ENERGY ANNOUNCES EXTENSION OF MERGER AGREEMENT DEADLINE


         King of Prussia, PA, February 22, 2006 -- Castle Energy Corporation(1) (Nasdaq: CECX) (the "Company") announced today that it had entered into an amendment to its agreement and plan of merger with Delta Petroleum Corporation ("Delta"). Pursuant to the amendment, the Company and Delta agreed to extend the outside date for completion of the merger from April 1, 2006 to May 1, 2006. Pursuant to the provisions of the underlying agreement and plan of merger between the Company and Delta, which the parties entered into on November 8, 2005, either the Company or Delta may terminate the merger if it is not completed by the outside date for completion of the merger without penalty so long as the terminating party did not cause the delay.

         The Company and Delta also agreed that Delta would be responsible for selling fractional shares rather than the exchange agent. Under the terms of the original agreement and plan of merger, the exchange agent was responsible for selling the fractional shares. Pursuant to the original agreement and plan of merger, Castle shareholders are to receive approximately 1.164 Delta shares for each share of Castle.

         This material is not a substitute for the prospectus/proxy statement that Delta and Castle will file with the Securities and Exchange Commission ("SEC"). Investors are urged to read the prospectus/proxy statement which will contain important information, including detailed risk factors, when it becomes available. The prospectus/proxy statement and other documents which will be filed with SEC will be available free of charge at the SEC's website, www.sec.gov, or by directing a request when such a filing is made to the Company.

         Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, litigation risks, tax risks, risks related to the public market for the Company's stock, as well as general business risks. Please refer to the Company's Securities and Exchange Commission filings for additional information.


(1)Castle Energy Corporation is not affiliated with Castle Oil Corporation.